As filed with the Securities and Exchange Commission on May 1, 2025

Registration No. 333-254583

Registration No. 333-257042

Registration No. 333-263929

Registration No. 333-270908

Registration No. 333-280382

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

Form S-8 Registration Statement File No.  333-254583

Form S-8 Registration Statement File No.  333-257042

Form S-8 Registration Statement File No.  333-263929

Form S-8 Registration Statement File No.  333-270908

Form S-8 Registration Statement File No.  333-280382

Under

The Securities Act of 1933

Vincerx Pharma, Inc.

(Exact name of the registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	Vincerx Pharma, Inc. 2020 Stock Incentive Plan Vincerx Pharma, Inc. 2021 Employee Stock Purchase Plan (Full titles of the plans)	83-3197402 (I.R.S. Employer Identification No.)

1825 S. Grant Street San Mateo, CA	Raquel E. Izumi Acting Chief Executive Officer Vincerx Pharma, Inc. 1825 S. Grant Street San Mateo, CA 94402	94402
(Address of principal executive offices)	(Name and address of agent for service)	(Zip Code)

(650) 800-6676

(Telephone number, including area code, of agent for service)

Copies to:

Gabriella A. Lombardi

Julie Park

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Vincerx Pharma, Inc., a Delaware corporation (the “Registrant”), relates to the following Registration Statements on Form S-8 previously filed by the Registrant (collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered*
333-254583	03/22/2021	2020 Stock Incentive Plan	3,490,046
333-257042	06/11/2021	2021 Employee Stock Purchase Plan	200,000
333-263929	03/29/2022	2020 Stock Incentive Plan 2021 Employee Stock Purchase Plan	1,052,878 210,575
333-270908	03/28/2023	2020 Stock Incentive Plan 2021 Employee Stock Purchase Plan	1,062,144 212,428
333-280382	06/21/2024	2020 Stock Incentive Plan 2021 Employee Stock Purchase Plan	2,570,375 214,075

*

The number of shares of common stock originally registered referenced in the table above have not been adjusted to reflect the one-for-twenty (1-for-20) reverse stock split that became effective on January 27, 2025.

On April 28, 2025, the Registrant filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist its common stock from The Nasdaq Stock Market LLC and to deregister the common stock under Section 12(b) of the Securities Exchange Act of 1934. As previously disclosed in a Current Report on Form 8-K filed with the SEC on April 17, 2025, the board of directors of the Registrant approved the dissolution and liquidation of the Registrant pursuant to a plan of dissolution, subject to the approval of the Registrant’s stockholders. Accordingly, the Registrant is terminating all offerings of its securities pursuant to existing registration statements under the Securities Act of 1933, including the above-referenced Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statements and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all shares of common stock registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Registration Statements and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Mateo, State of California, on May 1, 2025.

VINCERX PHARMA, INC.

By:	/s/ Raquel E. Izumi
Raquel E. Izumi Acting Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.